                                                               Exhibit 99.(a)(1)

                                AMAZON.COM, INC.

                  OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING
             AN EXERCISE PRICE OF MORE THAN $23.00 FOR NEW OPTIONS

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          THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., PACIFIC
       STANDARD TIME, ON FEBRUARY 28, 2001, UNLESS THE OFFER IS EXTENDED.

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   Amazon.com, Inc. is offering employees the opportunity to exchange certain outstanding stock options having an exercise price of more than $23.00 per share (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). The eligible options do not include the "special options" described below, but you must surrender the special options if you wish to accept this offer. Also, if you wish to accept this offer, you must return all of your eligible options. No partial returns will be accepted.

   We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in section 6 of this Offer to Exchange.

   Which Options are Eligible Options? All options having an exercise price of more than $23.00 per share that are currently outstanding under our 1997 Stock Incentive Plan ("1997 Plan"), France Stock Option Subplan under the 1997 Plan ("France Subplan"), 1999 Nonofficer Employee Stock Option Plan ("1999 Plan") or Alexa Internet Amended and Restated 1997 Stock Option Plan ("Alexa Plan," and with the 1997 Plan, France Subplan and 1999 Plan, the "option plans") are eligible options, other than the special options described below.

   What are the Special Options? The special options are options with a two-year vesting schedule that were granted on July 27, 2000 at an exercise price of $30.875 per share and on August 8, 2000 at an exercise price of $35.834 per share. The special options must be surrendered and cancelled if you accept this offer. However, unlike the eligible options, no new options will be issued in exchange for the special options.

   Who Can Participate in the Exchange? You can participate in this exchange if you were and are an employee of Amazon.com or one of its subsidiaries on all of the following dates: July 24, 2000, January 31, 2001 and the date this offer expires.

   How Many New Options Will I Receive? Each new option will be exercisable for the number of shares equal to two years of vesting on eligible options multiplied by four-thirds (1.33). Specifically, in the case of eligible options that vest in full over a five-year period, we will multiply four-thirds (1.33) by the number of shares that would vest in two years (40% of the number of shares subject to the eligible option). In the case of all other eligible options, we will multiply four-thirds (1.33) by the number of shares that are scheduled to vest during the two-year period beginning February 14, 2001. Think of this as a one-third premium on vesting over the next two years. The minimum option grant will be for 100 shares, regardless of the eligible options exchanged. The exact number of option shares that you have now and that you would have if you accepted the offer is set forth in the enclosed Election Form.

   What is the Exercise Price of the New Options? Each new option will have an exercise price equal to the lowest closing price for the common stock as reported by the Nasdaq National Market for the period from January 1, 2001 through and including February 14, 2001, but no less than 85% of the closing price on February 14, 2001.

   What is the Vesting Period and Term of the New Options? Each new option will vest over a two-year period beginning February 14, 2001. The first vest date will be August 14, 2001, when 1/4 (25%) of each new option will become vested and exercisable. On the fourteenth day of each calendar month after August 2001, an additional 1/24th (4.166%) of each new option will vest and become exercisable. On February 14, 2003, the new options will be fully vested. Each new option will have a term that expires on September 30, 2003.

   What does the Company Recommend that I Do? The Compensation Committee of our Board of Directors has approved this offer and recommends that employees accept it. The new options will have a lower exercise price, monthly vesting (beginning August 14, 2001) and a one-third premium on vesting over the next two years compared to your eligible options. All of our eligible executive officers intend to accept the offer. The Compensation Committee believes that, in general, the offer creates a better chance for employees to obtain value from their options in the short-term. We still intend to provide long-term incentives through our regular annual option grant program in September 2001. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

   Shares of our common stock are quoted on the Nasdaq National Market under the symbol "AMZN." On January 26, 2001, the closing price of our common stock on the Nasdaq National Market was $19.50 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

   You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Cover Letter with the Summary of Terms to the Stock Options Office of Amazon.com at (206) 266-4241 or stockoptions@amazon.com.

                                   IMPORTANT

   Regardless of whether you accept or reject this offer, you must complete and sign the Election Form and return it to your STG Representative before 5 p.m., Pacific Standard Time, on February 28, 2001. You do not need to return your stock option letter agreements for your eligible options and special options to effectively elect to accept this offer.

   We are not making this offer to, and we will not accept any options from, holders in the Netherlands, or any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

   The Compensation Committee of the Board of Directors recommends that you accept this offer. The Compensation Committee recognizes that the decisions to accept is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from Amazon.com is limited to this document and the enclosed cover letter and attached summary of terms.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY TERM SHEET......................................................   5

 THE OFFER...............................................................  11
   1.  Number of Options; Expiration Date...............................   11
   2.  Purpose of the Offer.............................................   11
   3.  Procedures.......................................................   12
   4.  Change in Election...............................................   13
   5.  Acceptance of Options for Exchange and Cancellation and Issuance
       of New Options...................................................   13
   6.  Conditions of the Offer..........................................   14
   7.  Price Range of Common Stock......................................   15
   8.  Source and Amount of Consideration; Terms of New Options.........   16
   9.  Information About Amazon.com, Inc................................   18
   10. Interests of Directors and Officers; Transactions and
       Arrangements About the Options...................................   18
   11. Status of Options Acquired by Us in the Offer; Accounting
       Consequences of the Offer........................................   18
   12. Legal Matters; Regulatory Approvals..............................   19
   13. Material U.S. Federal Income Tax Consequences....................   19
   14. Extension of Offer; Termination; Amendment.......................   21
   15. Fees and Expenses................................................   22
   16. Additional Information...........................................   22
   17. Forward Looking Statements; Miscellaneous........................   23

 SCHEDULE A--Information About the Directors and Executive Officers of
  Amazon.com, Inc. ......................................................  24

                                       3
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                      [This page intentionally left blank]

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                               SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

   We are offering to exchange all outstanding stock options having an exercise price of more than $23.00 per share that are outstanding under any of the option plans, other than special options, or options held by individuals who were not employees of Amazon.com or one of its subsidiaries on July 24, 2000, January 31, 2001, and the date this Offer to Exchange expires. Although we will not exchange any new options for the special options, if you elect to accept this offer, you must return all your special options for cancellation. (Section
1)

Q2. WHY ARE WE MAKING THE OFFER?

   We as a company are philosophically committed to the concept of employees as owners, and in light of the recent stock market volatility, especially for Internet stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program, which, together with our regular annual grant process in September, this program will help us advance our philosophy.

Q3. WHAT ARE THE SPECIAL OPTIONS?

   In July 2000, we announced that in addition to our annual stock option grant, we were awarding a special, one-time-only stock option grant with a two year vesting schedule to each employee hired on or before July 24, 2000, who held options with an exercise price (adjusted for stock splits) greater than $29.75 (which was the low per share sales price for the common stock as reported by the Nasdaq National Market on July 27, 2000). These grants were made on July 27, 2000 at an exercise price of $30.875 per share and on August 8, 2000 at an exercise price of $35.834 per share. We recognized that many of our employees had options with exercise prices that were greater than the then current market price of our common stock and we wanted to respond to the impact that the extraordinary volatility in our stock was having on our employees. Due to the continued volatility of our common stock, we decided to make the offer described in this Offer to Exchange.

Q4. WHY MUST THE SPECIAL OPTION SHARES BE RETURNED AND CANCELLED IF I CHOOSE TO EXCHANGE MY ELIGIBLE OPTIONS?

   The reason why we are not exchanging the special options, but are instead requiring that they be returned solely for cancellation, is that the special options were intended to accomplish the same goals as this offer. We want to provide performance incentives to each employee through either the new options to be granted under this offer, or options already granted, but not both. If you wish to receive new options under this offer, you must return your special options for cancellation. If you do not accept this offer, you will keep the special options and all other options granted to you. We believe that requiring you to return your special options for cancellation in order to receive new options is consistent with our goals of creating strong performance incentives for our employees, encouraging our employees to remain in Amazon.com's service and enhancing long-term stockholder value.

Q5. ARE THERE CONDITIONS TO THE OFFER?

   The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q6. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

   You must have been an employee of Amazon.com or one of our subsidiaries on all of the following dates in order to receive new options under the offer:
July 24, 2000, January 31, 2001 and the date the offer expires. If you are not an employee of Amazon.com or one of our subsidiaries on each of those dates, you will not be eligible to accept this offer.

Q7. WHAT IF I AM AN EMPLOYEE OF AMAZON.COM WHEN THE OFFER EXPIRES, BUT NOT AN EMPLOYEE ON AUGUST 14, 2001 WHEN THE NEW OPTIONS BEGIN TO VEST?

   If you will not be an employee on August 14, 2001 when the new options begin to vest, we recommend that you not accept the offer. Your eligible options and special options may currently be fully or partially vested. If you do not accept the offer, then when your employment with Amazon.com ends, you generally will be able to exercise your eligible options and special options for three months to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options and special options will be cancelled. The new options you receive will not vest at all before your employment ends. As a result, when your employment ends, you will not be able to exercise the new options.

Q8.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

   Each new option will be exercisable for the number of shares equal to two years of vesting on eligible options multiplied by four-thirds (1.33). Specifically, in the case of eligible options that vest in full over a five-year period, we will multiply four-thirds (1.33) by the number of shares that would vest in two years (40% of the number of shares subject to the eligible option). In the case of all other eligible options, we will multiply four-thirds (1.33) by the number of shares that are scheduled to vest during the two-year period beginning February 14, 2001. Think of this as a one-third premium on vesting over the next two years. The minimum option grant will be for 100 shares, regardless of the eligible options exchanged. The exact number of option shares that you have now and that you would have if you accepted the offer is set forth in the enclosed Election Form.

   Here are some examples:

   If you return an eligible option to purchase 750 shares of common stock that vests in full over five years, you will receive a new option to purchase 400 shares of common stock ( 4/3 times the 300 shares that will vest in two years under the eligible option).

   If you return an eligible option to purchase 1,500 shares of common stock that does not vest in full over five years and under which options to purchase 900 shares will vest during the two year period beginning on February 14, 2001, you will receive a new option to purchase 1,200 shares of common stock ( 4/3 times 900 shares equals 1,200 shares).

   If you return an eligible option to purchase 150 shares of common stock that vests over five years, you will receive a new option to purchase 100 shares of common stock ( 4/3 times 60 shares (the number of shares that will vest in two years under the eligible option) equals 80 shares, which is less than 100 shares). We will not grant any new options for less than 100 shares.

   If you return a special option to purchase 500 shares of common stock, you will not receive a new option to replace the special option.

Q9. WHEN WILL I RECEIVE MY NEW OPTIONS?

   The new options will have a grant date of February 14, 2001. We expect to distribute the new option agreements within six to eight weeks after the expiration of this offer. (Section 5)

Q10. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

   The new options will have an exercise price equal to the lowest closing price for the Amazon.com common stock as reported by the Nasdaq National Market for the period from January 1, 2001 through and including February 14, 2001 but no less than 85% of the closing price on February 14, 2001. The exercise price of any option you return must be more than $23.00 per share. This price is higher than the current market price of our common stock, which closed at $19.50 on January 26, 2001. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. (Section 8)

   We will tell you what the exercise price for the new options is on or about February 14, 2001. We will post the exercise price on the Amazon.com STG intranet home page and post the exercise price in the break rooms of all distribution centers on or about February 14, 2001.

Q11. WHEN WILL THE NEW OPTIONS VEST?

   Each new option will vest over a two-year period beginning February 14, 2001. The first vest date will be August 14, 2001, when 1/4 (25%) of each new option will become vested and exercisable. On the fourteenth day of each calendar month after August 2001, an additional 1/24th (4.166%) of each new option will vest and become exercisable. On February 14, 2003, the new options will be fully vested. Each new option will have a term that expires on September 30, 2003. Even if the options you exchange are partially or fully vested, the new options you receive will not be vested and will be subject to a new two-year vesting period.

   For example, if we grant a new option for 1,000 shares of common stock to you:

  . Your right to purchase 250 shares will vest on August 14, 2001; and

  . Your right to purchase 41 shares will vest on the fourteenth day of each month beginning on September 14, 2001, and the new option will become fully vested as of February 14, 2003.

Q12. WHEN WILL THE NEW OPTIONS EXPIRE?

   The new options will expire at 11:59 p.m., Pacific Daylight Savings Time, on September 30, 2003.

Q13. HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

   A leave of absence will not have any impact on the number of shares you may purchase under the new options. However, like our other options, vesting under the new options may be suspended for unpaid leave in excess of 14 days in accordance with Amazon.com policy. If you are currently on leave, and the vesting of your options is suspended as described above, if you accept this offer your new options will not begin to vest until you return to work. If your new option expires before you vest in full because vesting was suspended while you were on leave, any unvested portion will be cancelled. This policy may vary as required by law.

Q14. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

   Yes, to the extent your eligible options vested before August 14, 2001. The new options you receive will not be vested, even if the options you exchange are fully or partially vested. You will not be able to exercise the new options until August 14, 2001 when 1/4 of the new options will vest.

Q15. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

   If you have more than one eligible option, then you must exchange all of these option grants. For example, if you have three options grants (other than special options) at different exercise prices ($15, $25 and $35, respectively), and you accept the offer, you must exchange the $25 and $35 options. You will not be able to return the $15 option. In addition, if you accept the offer, you must also return all of your special options. Your special options will be cancelled, and you will not receive new options in exchange for your special options.

Q16. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

   If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work. (Section
13)

Q17. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

   No. All new options will be non-qualified stock options and not incentive stock options, regardless of whether the options you exchange are incentive stock options. (Section 13)

Q18. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

   You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

   We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

   If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options. (Section 13)

Q19. WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON AMAZON.COM?

   As a result of our decision to extend this offer to our employees, all new options, all eligible options that are not exchanged and cancelled, and all special options that are not cancelled under this offer will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in the Company's stock price in compensation expense in connection with the new options, any eligible options that are not exchanged and cancelled and any special options that are not cancelled under the offer. We will have to continue this variable accounting with respect to these options until the options are exercised, forfeited or terminate and the eligible options and special options have terms that are longer than the new options. The higher the market value of our common stock, the greater the compensation expense we will record.

Q20. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

   The offer expires on February 28, 2001, at 5 p.m., Pacific Standard Time, unless we extend it.

   Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9 a.m., Pacific Standard Time, on March 1, 2001. (Section 14)

Q21. WHAT DO I NEED TO DO?

   Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to your STG Representative before 5 p.m., Pacific Standard Time, on February 28, 2001. Your STG Representative is listed on the Election Form. If you have questions about delivery, you may contact the Stock Options Office of Amazon.com at (206) 266-4241 or stockoptions@amazon.com. You should review the Offer to Exchange, the Cover Letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted.

   If we extend the offer beyond February 28, 2001, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any eligible or special options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

   If you cannot deliver your Election Form to your STG Representative, then you should contact the Stock Options Office of Amazon.com at (206) 266-4241 or stockoptions@amazon.com.

Q22. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

   You may change your previous election at any time before 5 p.m., Pacific Standard Time, on February 28, 2001. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form to your STG Representative before the offer expires. You may change your election more than once. (Section 4)

Q23. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

   Nothing. If you do not accept the offer, or if we do not accept the options you return, you will keep all of your current options, including any special options, and you will not receive any new options. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 18 above.

Q24. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

   The Compensation Committee of our Board of Directors has approved this offer and recommends that employees accept it. The new options will have a lower exercise price, monthly vesting (beginning August 14, 2001) and a one-third premium over the next two years on vesting compared to your eligible options. All of our eligible executive officers intend to accept the offer. The Compensation Committee believes that, in general, the offer creates a better chance for employees to obtain value from their options in the short-term. We still intend to provide long-term incentives through our regular annual option grant program in September 2001. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

Q25. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

   For additional information or assistance, you should contact your STG Representative, whose name is on your Election Form. If he or she is unavailable, you may also contact:

    The Stock Options Office
    Amazon.com, Inc.
    telephone: (206) 266-4241
    e-mail: stockoptions@amazon.com

                                   THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

   We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options that have an exercise price of more than $23.00 per share, excluding special options. In addition, this offer does not include the class of options held by option holders who have not been employees of Amazon.com or one of its subsidiaries on all of the following dates: July 24, 2000, January 31, 2001 and the date the Offer expires. This offer also does not include the class of options held by option holders who are executive officers who have been employees of Amazon.com for at least two years. Holders of these classes of options are not eligible to receive this offer.

   You must return all of your options having an exercise price of more than $23.00 per share. We will not accept partial returns. Our offer is subject to the terms and conditions described in this Offer to Exchange, and the Cover Letter and attached Summary of Terms. We will only accept options that are properly returned and not validly withdrawn in accordance with section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

   Each new option will be exercisable for the number of shares equal to two years of vesting on eligible options multiplied by four-thirds (1.33). Specifically, in the case of eligible options that vest in full over a five-year period, we will multiply four-thirds (1.33) by the number of shares that would vest in two years (40% of the number of shares subject to the eligible option). In the case of all other eligible options, we will multiply four-thirds (1.33) by the number of shares that are scheduled to vest during the two-year period beginning February 14, 2001.

   The minimum option grant will be for 100 shares, regardless of the eligible options exchanged. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form. We will not issue any options exercisable for fractional shares, and will round up all fractional shares. All new options will be issued under the applicable option plan, and a new option agreement between you and us. We will not issue any new options to you in exchange for your special options, which must be returned as a condition of this offer and will be cancelled.

   The term "expiration date" means 5 p.m., Pacific Standard Time, on February 28, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

   If we decide to take any of the following actions, we will publish a notice:

  . we increase or decrease what we will give you in exchange for your options; or

  . we increase or decrease the number of options eligible to be exchanged in the offer.

   If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

   A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

2. PURPOSE OF THE OFFER.

   Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

   Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

  . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

  . purchase or sale of a material amount of our assets or any subsidiary's assets;

  . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  . any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

  . any other material change in our corporate structure or business;

  . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  . our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

  . the suspension of our obligation to file reports pursuant to section
    15(d) of the Securities Exchange Act;

  . the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

  . change our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

   The Compensation Committee of our Board of Directors has approved this offer and recommends that employees accept it. The new options will have a lower exercise price, monthly vesting (beginning August 14, 2001) and a one-third premium on vesting over the next two years compared to your eligible options. All of our eligible executive officers intend to accept the offer. The Compensation Committee believes that, in general, the offer creates a better chance for employees to obtain value from their options in the short-term. We still intend to provide long-term incentives through our regular annual option grant program in September 2001. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

3. PROCEDURES.

   Making Your Election. To make your election to accept or reject this offer, you must make your election, sign and deliver the Election Form and any other required documents to your STG Representative before the expiration date. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted. You do not need to return your stock option letter agreements for your eligible options and special options to effectively elect to accept the offer.

   As a condition to this offer, our employees based in the United Kingdom must also agree to accept liability for and to pay any employer's National Insurance contributions that are payable when they exercise their new options and must also sign and deliver a Joint Election to Transfer the Employer's National Insurance Liability for U.K. Based Employees of Amazon.com, Inc. or its subsidiaries along with their signed Election Form.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options, special options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, change of election forms or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or change of election form with respect to any particular options or any particular option holder. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

   Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you return your eligible options and special options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options and special options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

   Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly returned options that have not been validly withdrawn.

4. CHANGE IN ELECTION.

   You may only change your election by following the procedures described in this section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options. No partial rejections will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your eligible options. We will only accept a paper copy of your change of election. Delivery by e-mail will not be accepted.

   You may change your election at any time before 5 p.m., Pacific Standard Time, on February 28, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. In addition, unless we accept your returned options for exchange or cancellation before 12:00 midnight, Pacific Standard Time, on April 2, 2001 you may withdraw your returned options at any time after April 2, 2001.

   To change your election, you must deliver a change of election form to your STG Representative before the offer expires. The change of election form must be signed by you, have your name and employee number on it, and must clearly indicate whether you elect to accept or reject the offer.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

   On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange and the special options for cancellation, and cancel all options properly returned and not validly withdrawn before the expiration date. Within six to eight weeks after expiration of this offer, you will receive your new option agreement. The new options will have a grant date of February 14, 2001.

   Your new options will entitle you to purchase the amount of Amazon.com common stock set forth on the Election Form. This number has been calculated using the formula for new options described in section 1. If you were not an employee of Amazon.com or one of our subsidiaries on each of July 24, 2001, January 31, 2001 and the expiration date of this offer, you will not be eligible to accept this offer.

   We will give you oral or written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the expiration date. After we accept returned options for exchange, we will send each option holder who accepted the offer a letter confirming the new options that we granted to the option holder.

6. CONDITIONS OF THE OFFER.

   We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after January 31, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options returned to us:

  . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

  . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

   (a) make it illegal for us to accept some or all of the eligible options or special options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

   (b) delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation, to accept the special options for cancellation or to issue new options for some or all of the exchanged eligible options;

   (c) materially impair the benefits we believe we will receive from the offer; or

   (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  . there is:

   (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

   (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

   (c) the decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on January 31, 2001;

  . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

   (a) any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 31, 2001;

   (b) any such person, entity or group that has filed a Schedule 13D or
       Schedule 13G with the SEC on or before January 31, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

   (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

  . any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

   The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK

   Our common stock is quoted on the Nasdaq National Market under the symbol "AMZN." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market. The prices in this table have been adjusted to reflect the 2-for-1 stock split effected June 1, 1998, the 3-for-1 stock split effected January 4, 1999, and the 2-for-1 stock split effected September 1, 1999.

                           Quarter ended                           High    Low
                           -------------                          ------- ------
   Fiscal Year 2001
     March 31, 2001 (through January 26, 2001)................... $ 22.38 $13.56

   Fiscal Year 2000
     December 31, 2000...........................................   40.88  14.88
     September 30, 2000..........................................   49.63  27.88
     June 30, 2000...............................................   68.63  32.47
     March 31, 2000..............................................   91.50  58.44

   Fiscal Year 1999
     December 31, 1999...........................................  113.00  61.00
     September 30, 1999..........................................   85.00  41.00
     June 30, 1999...............................................  110.63  44.88
     March 31, 1999..............................................   99.56  42.13

   Fiscal Year 1998
     December 31, 1998...........................................   60.31  13.33
     September 30, 1998..........................................   24.50  10.83
     June 30, 1998...............................................   17.46   6.43
     March 31, 1998..............................................    7.35   4.15

   As of January 26, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $19.50 per share.

   We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

   Consideration. Each new option will be exercisable for the number of shares equal to two years of vesting on eligible options multiplied by four-thirds (1.33). Specifically, in the case of eligible options that vest in full over a five-year period, we will multiply four-thirds (1.33) by the number of shares that would vest in two years (40% of the number of shares subject to the eligible option). In the case of all other eligible options, we will multiply four-thirds (1.33) by the number of shares that are scheduled to vest during the two-year period beginning February 14, 2001. The minimum option grant will be for 100 shares, regardless of the eligible options exchanged. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form.

   If we receive and accept return of all outstanding eligible options, we will grant new options to purchase a total of 14,820,410 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 4.1% of the total shares of our common stock outstanding as of December 31, 2000.

   Terms of New Options. The new options will be issued under the applicable option plans (in most cases, the same option plan under which the eligible options were granted) and a new option agreement will be executed between each option holder who accepts the offer and Amazon.com. Except with respect to:

  . the number of shares that may be purchased under the option,

  . the exercise price,

  . the date that vesting and exercisability begins,

  . the vesting period,

  . the expiration date,

and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options. The terms and conditions of the new options will be substantially similar to one another, regardless of the option plan under which they are issued.

   The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

   The following description of the option plans and the new option agreements are summaries, and are not complete. Complete information about the option plans and the new options is included in the option plans and the new option agreement between you and us. The forms of the new option agreements have been filed with the SEC as exhibits to the Schedule TO. Please contact us at P.O. Box 81226, Seattle, Washington 98108-1226, Attn: the Stock Options Office of Amazon.com or stockoptions@amazon.com to request copies of the option plans or the forms of the new option agreements. Copies will be provided promptly and at our expense.

   General. As of December 31, 2000, the maximum number of shares of common stock we can issue in connection with options granted under the 1997 Plan and 1999 Plan, respectively, was 74,746,893 shares and 39,987,365 shares. No one person may receive options to purchase more than 4,500,000 shares under the 1997 Plan in any one fiscal year. Only the 1997 Plan permits us to grant options intended to qualify as incentive options under the Internal Revenue Code. Both the 1997 Plan and the 1999 Plan permit us to grant nonqualified options which are options that do not qualify as incentive options. The new options will not qualify as incentive stock options.

   Administration. The option plans are administered by the Plan Administrator. The Plan Administrator members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange

Act and "outside directors" for purposes of section 162(m) of the Internal Revenue Code. The Plan Administrator members are appointed by our Board of Directors to serve for the terms specified by the Board. The Board may remove or reconstitute the Plan Administrator at any time, subject to the requirements of Rule 16b-3. The current Plan Administrator of each option plan maintained by Amazon.com is the Compensation Committee of the Board of Directors.

   Term. The term of each option granted under the plan is fixed by the Plan Administrator at the time of grant. The new options to be granted under the offer will have a term that expires at 11:59 p.m., Pacific Daylight Savings Time, on September 30, 2003.

   Termination. The Plan Administrator has the authority to determine the period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options. Except as your new option agreement or the option plan under which it is granted otherwise provides, the new options will terminate following termination of your employment. In that case, your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination, (a) within one year of termination, if the termination is the result of your retirement, early retirement at our request or disability (all as defined in the plan under which the option is granted) or
(b) within three months of termination for any other reason except your termination for cause or your death. However, in no event can a new option be exercised after its expiration date. Any new option that is exercisable at the time of your death may be exercised, to the extent of the number of shares vested and exercisable at the date of death, within one year after the date of death, but in no event later than the expiration date of the option, by the personal representative of your estate, the person(s) to whom your rights under the option have passed by will or by applicable law or the beneficiary designated in accordance with the provisions of the plan under which the option was granted. Unless your option agreement otherwise provides, your options will terminate immediately if your employment terminates "for cause," as defined in the option plan under which the option is granted. In addition, your new option may terminate following the occurrence of a "Corporate Transaction," or "Change in Control" as described in the option plan and/or your new option agreement. If your option terminates under the circumstances specified in this section, your interests in the option plan will also terminate.

   Exercise Price. The new options will have an exercise price equal to the lowest closing price for the common stock as reported by the Nasdaq National Market for the period from January 1, 2001 through and including February 14, 2001 but no less than 85% of the closing price on February 14, 2001.

   Vesting and Exercise. The Plan Administrator has the authority to determine the time or times at which options granted under the plans may be exercised. The Plan Administrator may also accelerate the exercisability of options. Each new options will first vest and become exercisable on August 14, 2001 to the extent of 1/4 (25%) of the shares subject to the new option and will thereafter become exercisable on the fourteenth day of each succeeding month to the extent of 1/24 (4.166%) of the number of shares subject to the new option.

   Tax Consequences. You should refer to section 13 for a discussion of the U.S. federal income tax consequences of the new options, the eligible options and the special options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

   Registration of Option Shares. All shares of common stock issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Amazon.com, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9. INFORMATION ABOUT AMAZON.COM, INC.

   General. Amazon.com opened its virtual doors on the World Wide Web in July 1995 and seeks to be the world's most customer-centric company, where customers can find and discover anything they might want to buy online. Amazon.com lists more than 28 million unique items in categories such as electronics, kitchen products, books, music, DVDs, videos, camera and photo items, toys, software, computer and video games, tools and hardware, lawn and patio items, and wireless products. Amazon.com operates four international Web sites: www.amazon.fr, www.amazon.co.uk, www.amazon.de and www.amazon.co.jp.

   Amazon.com was incorporated in 1994 in the state of Washington and reincorporated in 1996 in Delaware. Our principal corporate offices are located in Seattle, Washington. Amazon.com completed its initial public offering in May 1997, and our common stock is listed on the Nasdaq National Market under the symbol "AMZN."

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

   A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of January 26, 2001, our executive officers and non-employee directors (11 persons) as a group held options outstanding under the 1997 Plan to purchase a total of 8,158,334 shares of our common stock. In addition, one executive officer holds options outstanding under the 1999 Plan to purchase a total of 30,000 shares of our common stock. This, respectively, represented approximately 20%, and 0.1% of the shares subject to all options outstanding under the 1997 Plan and the 1999 Plan as of that date. Of the options held by these persons under the 1997 Plan, options to purchase a total of 4,860,000 shares of common stock are eligible options and options to purchase a total of 373,334 shares of common stock are special options. Of the options held by one executive officer under the 1999 Plan, options to purchase a total of 30,000 shares of common stock are eligible options and none of these options are special options. Our eligible executive officers have informed us that they intend to participate in the offer and exchange their eligible options.

   Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this Offer to Exchange

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

   Eligible options and special options we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the option plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

   We believe that we will record compensation expense as a result of the offer because:

  . we will grant new options within six months and a day of the date we accept and cancel eligible options and special options returned to us;

  . the exercise price of the new options will be less than the exercise price of the eligible options and special options returned to us on the date we grant the new options; and

  . making the offer will cause any eligible options and special options which are not returned and cancelled to be treated for financial reporting purposes as a variable award.

   As a result of our decision to extend this offer to our employees, all new options, as well as any eligible options and special options that are not returned under this offer, will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock in compensation expense in connection with the new options, any eligible options that are not exchanged and cancelled and any special options that are not cancelled under the offer. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or terminated and the eligible options and special options have terms that are longer than the new options. The higher the market value of our common stock, the greater the compensation expense.

12. LEGAL MATTERS; REGULATORY APPROVALS.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

   The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

   If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

   At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

   If you exchange incentive stock options and those options are accepted by us, the new options will be not be incentive stock options and will not be eligible for the favorable tax treatment applicable to incentive stock options.

   Federal Income Tax Consequences for Outstanding Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new options.

   If you exchange your incentive stock options and we accept your options, any new options you are granted will not qualify as incentive stock options. While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding "Federal Income Tax Consequences of Non-Incentive Stock Options," because your new options will not be incentive stock options and may be subject to different tax treatment than your eligible options.

   We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

   Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

   If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying". The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

   If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

   If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.

   If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

   Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

   If you exchange shares in payment of part or all of the exercise price of a non-incentive stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

   The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

   We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

   We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

   Prior to the expiration date to terminate or amend the offer we may postpone accepting and canceling any eligible or special options if any of the conditions specified in section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible or special options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

   As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible or special options to be exchanged or surrendered in the offer.

   We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

   If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

  . we increase or decrease what we will give you in exchange for your options; or

  . we increase or decrease the number of options eligible to be exchanged in the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

15. FEES AND EXPENSES.

   We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to eligible options under this offer to exchange.

16. ADDITIONAL INFORMATION.

   This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

  (a) our annual report on Form 10-K for our fiscal year ended December 31, 1999, filed with the SEC on March 29, 2000, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2000 annual meeting of stockholders, filed with the SEC on March 29, 2000, and as amended by the Form 10-K/A, filed with the SEC on September 8, 2000;

  (b) our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2000, filed with the SEC on October 30, 2000; and

  (c) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on May 2, 1997, including any amendments or reports we file for the purpose of updating that description.

   The SEC file number for these filings is 000-22513. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.    7 World Trade Center   500 West Madison Street
      Room 1024                Suite 1300              Suite 1400
Washington, D.C. 20549  New York, New York 10048 Chicago, Illinois 60661

   You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

   Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market under the symbol "AMZN," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

   We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                               Amazon.com, Inc.,
                            Attn: Investor Relations
                                 P.O. Box 81226
                         Seattle, Washington 98108-1226

or by telephoning us at (206) 266-1000 between the hours of 9:00 a.m. and 5:00 p.m., Seattle, Washington local time.

   As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

   The information contained in this Offer to Exchange about Amazon.com should be read together with the information contained in the documents to which we have referred you.

17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

   This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that include, among others, Amazon.com's limited operating history, anticipated losses, significant amount of indebtedness, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risk of distribution center expansion, risks related to fourth quarter performance, risks of system interruption, management of potential growth, inventory risks, risks related to auction and zShops services, risks related to fraud and Amazon.com Payments, and risks of new business areas, international expansion, business combinations, strategic alliances and the Amazon Commerce Network. More information about factors that potentially could affect Amazon.com's financial results is included in Amazon.com's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1999, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000.

   If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction

   The Compensation Committee of the Board of Directors recommends that you accept this offer. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from Amazon.com is limited to this document and the enclosed cover letter and attached summary of terms.

                Amazon.com, Inc.                January 31, 2001

                                   SCHEDULE A

                      INFORMATION ABOUT THE DIRECTORS AND
                     EXECUTIVE OFFICERS OF AMAZON.COM, INC.

   The directors and executive officers of Amazon.com, Inc. and their positions and offices as of January 26, 2001, are set forth in the following table:

             Name                                     Position and Offices Held
             ----                                     -------------------------
   Jeffrey P. Bezos........  Chief Executive Officer, President and Chairman of the Board
   Warren C. Jenson........  Senior Vice President, Chief Financial Officer and Chief Accounting Officer
   John D. Risher..........  Senior Vice President and General Manager, US Stores
   Diego Piacentini........  Senior Vice President and General Manager, International
   Richard L. Dalzell......  Senior Vice President and Chief Information Officer
   Mark J. Britto..........  Senior Vice President, Marketing & Cross-Site Merchandising
   Jeffrey A. Wilke........  Senior Vice President, Operations
   Tom A. Alberg...........  Managing Director of Madrona Venture Fund
   Scott D. Cook...........  Chairman of the Executive Committee of Intuit, Inc.
   L. John Doerr...........  General Partner, Kleiner Perkins Caufield & Byers
   Patricia Q. Stonesifer..  President and Co-Chair of the Bill and Melinda Gates Foundation

   The address of each director and executive officer is: c/o Amazon.com, Inc., P.O. Box 81226, Seattle, Washington 98108-1226.

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--------------------------------------------------------------------------------

                               OFFER TO EXCHANGE

                             OUTSTANDING OPTIONS TO

                        PURCHASE COMMON STOCK, PAR VALUE

                       $.01 PER SHARE, HAVING AN EXERCISE

                           PRICE OF MORE THAN $23.00

                                       OF

                                AMAZON.COM, INC.

                               ----------------

   Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to the Stock Options Office, Amazon.com, Inc., P.O. Box 81226, Seattle, Washington 98108-1226 telephone: (206) 266-4241.

                               ----------------

                                January 31, 2001

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